Exhibit 99.1

Elauwit Connection, Inc. Announces 154% Increase in Full Year 2025 Revenue

Recurring Service Revenue Increases 151%

New Sales Organization Producing Immediate Traction

Activated, Contracted and Billed Units All Continue to Increase

COLUMBIA, SC, March 31, 2026 – Elauwit Connection, Inc. (NASDAQ: ELWT) ("Elauwit," the "Company," “we,” or “our”), a national managed services provider of turnkey broadband and property-wide WiFi networks serving multifamily, student housing, and senior living communities, today reported financial results for the fourth quarter and full year ended December 31, 2025.

Said Dan McDonough, Executive Chairman, “Elauwit continues to execute on all fronts – sales activity is ramping, installations are moving ahead to plan, and property owners choosing Elauwit are seeing the benefits of increased revenue sources and higher valuations. We are activating units at a steady pace then transitioning these new customers into billing units over the first 12 months of our multi-year services agreements, creating steady and predictable growth in Elauwit’s monthly recurring service revenue.

“Even more exciting, we are steadily contracting for more properties to install, with interest in both our managed services and network-as-a-service (“NaaS”) business models. Augmenting our existing sales momentum as we exited 2025, we launched our new sales team during the first quarter of 2026, and they are off to an exciting start. Within the first 8 weeks they have identified approximately 8,000 units of incremental bidding opportunity from property groups representing potentially up to 50,000 total units over time. In total, our new sales initiatives are targeting 2,000 new business accounts representing up to 12 million units of opportunity.

“As we onboard more properties across our $25 billion addressable market, and secure wins with more ownership groups representing multiple properties, we believe the industry is increasingly coming to know Elauwit’s win-win-win scenario: better service to residents, improved revenue share and value to property owners, and profitable growth for Elauwit.”

Financial Highlights (unaudited)

	Three Months Ended		Full Year Ended
(in $ millions)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenues	$6.1	$3.3	$21.6	$8.5
Gross Profit	$0.5	$0.3	$4.0	$1.2
Operating Expenses	$2.7	$1.3	$7.7	$4.4
Net Loss	$(2.3)	$(1.0)	$(4.2)	$(3.5)
Adjusted EBITDA (Non-GAAP)[1]	$(2.2)	$(1.0)	$(3.7)	$(3.2)

1 Adjusted earnings before interest (income) expense, income taxes, depreciation and amortization (“EBITDA”) is not a U.S. generally accepted accounting principle (“GAAP”) measure. Please refer to the “Non-GAAP Financial Measures” section of this earnings release for a discussion of this non-GAAP measure and the schedules attached to this earnings release for a reconciliation of adjusted EBITDA to net loss.

Full Year 2025 results included the following highlights:

•	Total revenue increased 154% year-over-year, recurring service revenue increased 151% year-over-year.

•	Contracted units – those waiting to be built or in the process of installation along with units we currently serve increased to 34,067 from 25,375 at the end of the prior year period.

•	Activated units – units that are fully installed and on, but may not be fully billing yet due to onboarding increased to 22,255 from 11,588 at the end of the prior year period.

•	Billed units – units that are fully generating revenue under our managed services or NaaS contracts increased to 16,445 from 9,279 at the end of the prior year period.

•	Subsequent to the year end, Elauwit launched its comprehensive sales team and marketing programs during the first quarter. The new sales team identified and commenced bidding activity with properties accounting for approximately 8,000 units during the first quarter, and is now targeting properties representing up to 12 million units with active sales initiatives.

Balance Sheet

As of December 31, 2025:

•	Cash and cash equivalents totaled $6.2 million.

•	Accounts receivable were $2.4 million, and inventories were $1.0 million.

•	Related party debt at December 31, 2025 was $2.0 million.

Conference Call

Elauwit’s management will host a live webcast conference call today at 10:30 a.m. Eastern Time to discuss the financial results and provide business updates on the Company’s strategic plans. To access the live webcast, conference call information, and other materials, please visit Elauwit’s investor relations website at http://investors.elauwit.com/. Please connect at least 10 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. For those wishing to join by telephone only, please dial +1-412-902-6510

A webcast replay of the call will be available following the call on Elauwit’s investor relations website.

Annual Report on Form 10-K ("Form 10-K")

Elauwit anticipates filing its Form 10-K for the full year 2025 today, which will be available at https://investor.elauwit.com. This press release should be read in conjunction with the Form 10-K and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-K.

About Elauwit

Elauwit is a publicly traded connectivity MSP dedicated to rental communities, including multifamily properties, student housing, and senior living. Elauwit designs, builds, and operates managed networks, backed by a service model that treats property teams and residents like a relationship, not an account number.

With dependable connections, exceptional resident support, and no-upfront-cost options, Elauwit helps owners deliver premium connectivity as a competitive advantage, supporting new revenue, resident retention and increased asset value.

Visit: www.elauwit.com

Non-GAAP Financial Measures

In addition to net loss, which is a U.S. GAAP measure, Elauwit presents adjusted EBITDA, which is a non-GAAP measure. Management believes the presentation of adjusted EBITDA, reflecting non-GAAP adjustments, provides important supplemental information to investors and other users of its financial statements in evaluating the operating results of the Company. In particular, by excluding expenses that are not directly related to its operating performance, Elauwit is able to present a view of its underlying business that the management team uses to analyze its historical performance and plan for its future performance. Adjusted EBITDA is a key metric used by management and the Board of Directors to assess the Company’s financial and operating performance. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for net loss determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Key Performance Indicators

Elauwit uses the following key performance metrics to analyze and measure the Company’s financial performance and results of operations: recurring service revenue, contracted units, activated units and billed units. The Company’s recurring service revenue, contracted units, activated units and billed units are not necessarily comparable to similarly titled measures reported by other companies.

Elauwit defines recurring service revenue as the monthly recurring service revenue initiated by network activation under our long-term service agreements. Management believes that the Company’s ability to retain and expand revenue from existing customers is an indicator of the long-term value of its customer relationships and potential future business opportunities.

Elauwit defines contracted units as the total number of individual units waiting to be built or in the process of being installed across the properties using its networks. Management believes this metric is useful to investors because it illustrates the total number of units the Company will serve once the construction process is complete.

Elauwit defines activated units as the total number of individual units that are fully installed and on, but not yet necessarily collecting full recurring service revenue due to onboarding process, across the properties using its networks. Management believes this metric is useful for investors because it illustrates the total number of individual units the Company will collect revenue on once the onboarding process is complete, and can be tracked over time to show the reach of its networks.

Elauwit defines billed units as the total number of individual units that it is currently collecting revenue on across the properties using its networks. Management believes this metric is useful to investors because it illustrates the total number of individual units the Company collects revenue on and can be tracked over time to show the reach of its networks. Management believes it is more useful to compare total billed units as opposed to total customers or total subscribers because the Company’s revenue is more closely tied to the number of units it serves than the total number of customers or subscribers.

Forward Looking Statements

This press release contains forward-looking statements, including with respect to the Company’s future financial results, the Company’s growth strategies and pipeline, and its performance as a public company. The words “anticipate,” “believe,” “can,” “continue,” “future,” “opportunity,” “potential,” “predict,” “target,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions and the Company’s ability to improve its financial performance and achieve its growth objectives, and other factors set forth in the Company’s filings with the SEC, including the Company’s final prospectus dated November 2, 2025 and filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on November 4, 2025, and subsequent quarterly reports on Form 10-Q. Actual results might differ materially from those explicit or implicit in the forward-looking statements. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Contacts:

Elauwit Connection, Inc.

Katie Hayward, VP Marketing

+1-704-558-3099

sales-pr@elauwit.com

Investor Relations:

Matt Kreps, Darrow Associates

+1-214-597-8200

mkreps@darrowir.com

ELAUWIT CONNECTION, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and par value data)

(UNAUDITED)

	As of December 31,
	2025	2024
ASSETS
Current Assets
Cash and cash equivalents	$6,154	$287
Accounts receivable, net of allowance for credit losses of $303 and $0, respectively	2,407	4,451
Inventories	1,004	1,606
Network financing receivable, current	213	67
Prepaid expenses and other current assets	550	258
Total current assets	10,328	6,669
Network financing receivable	1,078	446
Lease right-of-use assets, net	28	55
Net investment in lease	483	531
Other non-current assets	26	25
TOTAL ASSETS	$11,943	$7,726
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Deferred revenue, current	$2,886	$6,215
Accounts payable	1,813	1,914
Accrued expenses and other current liabilities	495	76
Operating lease liabilities, current	29	36
Related party debt, current	1,000	695
Related party payables, current	—	240
Total current liabilities	6,223	9,176
Related party debt, net of current	996	2,725
Related party payables, net of current	—	342
Deferred revenue, net of current	308	—
Operating lease liabilities, net of current	—	19
TOTAL LIABILITIES	7,527	12,262

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.0001 par value, 100,000 and 577,067 authorized as of December 31, 2025 and December 31, 2024, respectively; none issued and outstanding as of December 31, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value, 14,900,000 shares authorized; 6,619,796 and 0 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	—	—
Class A common stock, $0.0001 par value, 0 and 7,000,000 shares authorized as of December 31, 2025 and December 31, 2024, respectively, 0 and 2,497,950 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	—	—
Class B common stock, $0.0001 par value, 0 and 3,000,000 shares authorized as of December 31, 2025 and December 31, 2024, respectively, 0 and 2,502,050 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	—	—
Stock subscription receivable	—	(30)
Additional Paid-in Capital	19,009	5,859
Accumulated deficit	(14,593)	(10,365)
Total stockholders’ equity (deficit)	4,416	(4,536)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$11,943	$7,726

ELAUWIT CONNECTION, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per value data)

(UNAUDITED)

	For the years ended December 31,
	2025	2024
Revenues
Revenues	$21,618	$8,495
Cost of revenues	17,614	7,331
Gross profit	4,004	1,164
Operating expenses
General and administrative	7,513	4,300
Sales and marketing	178	81
Research and development	19	1
Total operating expenses	7,710	4,382
Operating loss	(3,706)	(3,218)
Other expense, net
Interest expense, net	(353)	(255)
Change in fair value of SAFE liability	(176)	—
Other income (expense)	7	—
Total other expense, net	(522)	(255)
Loss from operations before income taxes	(4,228)	(3,473)
Income tax expense	—	1
Net loss	$(4,228)	$(3,474)
Net loss per share, basic and diluted	$(0.80)	$(0.98)
Weighted average common shares used in computing net loss per share, basic and diluted	5,258,984	3,545,691

ELAUWIT CONNECTION, INC.

Reconciliation from Net Loss to Adjusted EBITDA

(in thousands, except share and per value data)

(UNAUDITED)

	2025		Full Year 2024
	Full Year	Fourth Quarter	Full Year	Fourth Quarter
Net loss	$(4,228)	$(2,290)	$(3,474)	$(1,091)
Addback:
Income tax expense	$-	$(5)	$1	$(16)
Interest expense, net	$353	$58	$255	$70
Depreciation and amortization	$27	$(12)	$17	$9
EBITDA	$(3,848)	$(2,249)	$(3,201)	$(1,028)
Addback:
Change in fair value of SAFE liability	$176	$-	$-	$-
Stock-based compensation expense	$-	$-	$-	$-
Adjusted EBITDA	$(3,672)	$(2,249)	$(3,201)	$(1,028)